ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED JUNE 20, 2023 AND

PROSPECTUS DATED APRIL 30, 2021)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-255666

NASDAQ, INC.

$500,000,000 5.650% Senior Notes due 2025

$1,000,000,000 5.350% Senior Notes due 2028

$1,250,000,000 5.550% Senior Notes due 2034

$750,000,000 5.950% Senior Notes due 2053

$750,000,000 6.100% Senior Notes due 2063

Final Term Sheet

June 22, 2023

Terms Applicable to $500,000,000 5.650% Senior Notes due 2025

Title of Securities:	5.650% Senior Notes due 2025 (the “2025 Notes”)

Size:	$500,000,000

Maturity Date:	June 28, 2025

Interest Payment Dates:	Each June 28 and December 28, beginning on December 28, 2023

Coupon (Interest Rate):	5.650%

Price to Public:	99.920%

Benchmark Treasury:	4.250% due May 31, 2025

Benchmark Treasury Price and Yield:	99-00 1⁄8 and 4.793%

Spread to Benchmark Treasury:	+ 90 basis points

Yield to Maturity:	5.693%

Optional Redemption:	Callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 15 basis points) (assuming the notes matured on the redemption date).

CUSIP / ISIN:	63111X AG6 / US63111XAG60

Terms Applicable to $1,000,000,000 5.350% Senior Notes due 2028

Title of Securities:	5.350% Senior Notes due 2028 (the “2028 Notes”)

Size:	$1,000,000,000

Maturity Date:	June 28, 2028

Interest Payment Dates:	Each June 28 and December 28, beginning on December 28, 2023

Coupon (Interest Rate):	5.350%

Price to Public:	99.801%

Benchmark Treasury:	3.625% due May 31, 2028

Benchmark Treasury Price and Yield:	98-04 1⁄4 and 4.046%

Spread to Benchmark Treasury:	+ 135 basis points

Yield to Maturity:	5.396%

Optional Redemption:

Prior to May 28, 2028 (one (1) month before their maturity date) (the “Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 25 basis points) (assuming the notes matured on the Par Call Date).

At any time on or after the Par Call Date, the Notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	63111X AH4 / US63111XAH44

Terms Applicable to $1,250,000,000 5.550% Senior Notes due 2034

Title of Securities:	5.550% Senior Notes due 2034 (the “2034 Notes”)

Size:	$1,250,000,000

Maturity Date:	February 15, 2034

Interest Payment Dates:	Each February 15 and August 15, beginning on February 15, 2024

Coupon (Interest Rate):	5.550%

Price to Public:	99.972%

Benchmark Treasury:	3.375% due May 15, 2033

Benchmark Treasury Price and Yield:	96-16 and 3.802%

Spread to Benchmark Treasury:	+ 175 basis points

Yield to Maturity:	5.552%

Optional Redemption:

Prior to November 15, 2033 (three (3) months before their maturity date) (the “Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 30 basis points) (assuming the notes matured on the Par Call Date).

At any time on or after the Par Call Date, the Notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	63111X AJ0 / US63111XAJ00

Terms Applicable to $750,000,000 5.950% Senior Notes due 2053

Title of Securities:	5.950% Senior Notes due 2053 (the “2053 Notes”)

Size:	$750,000,000

Maturity Date:	August 15, 2053

Interest Payment Dates:	Each February 15 and August 15, beginning on February 15, 2024

Coupon (Interest Rate):	5.950%

Price to Public:	99.431%

Benchmark Treasury:	3.625% due February 15, 2053

Benchmark Treasury Price and Yield:	95-11+ and 3.890%

Spread to Benchmark Treasury:	+ 210 basis points

Yield to Maturity:	5.990%

Optional Redemption:

Prior to February 15, 2053 (six (6) months before their maturity date) (the “Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 35 basis points) (assuming the notes matured on the Par Call Date).

At any time on or after the Par Call Date, the Notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	63111X AK7 / US63111XAK72

Terms Applicable to $750,000,000 6.100% Senior Notes due 2063

Title of Securities:	6.100% Senior Notes due 2063 (the “2063 Notes” and, together with the 2025 Notes, the 2028 Notes, the 2034 Notes and the 2053 Notes, the “Notes”)

Size:	$750,000,000

Maturity Date:	June 28, 2063

Interest Payment Dates:	Each June 28 and December 28, beginning on December 28, 2023

Coupon (Interest Rate):	6.100%

Price to Public:	99.407%

Benchmark Treasury:	3.625% due February 15, 2053

Benchmark Treasury Price and Yield:	95-11+ and 3.890%

Spread to Benchmark Treasury:	+ 225 basis points

Yield to Maturity:	6.140%

Optional Redemption:

Prior to December 28, 2062 (six (6) months before their maturity date) (the “Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 35 basis points) (assuming the notes matured on the Par Call Date).

At any time on or after the Par Call Date, the Notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	63111X AL5 / US63111XAL55

Terms Applicable to All Notes

Issuer:	Nasdaq, Inc.

Type:	SEC Registered

Trade Date:	June 22, 2023

Settlement Date:	June 28, 2023 (T+4)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Special Mandatory Redemption:	If (x) the consummation of the Adenza Transaction does not occur on or before the later of (i) the date that is five (5) business days after September 10, 2024 and (ii) the date that is five (5) business days after any later date to which the parties to the Adenza Transaction Agreement agree to extend the “Outside Date” in the Adenza Transaction Agreement or (y) we notify the Trustee that the Issuer will not pursue the consummation of the Adenza Transaction (the earlier of the date of delivery of such notice described in clause (y) and the later of the dates described in clause (x), the “special mandatory redemption trigger date”), we will be required to redeem all and not less than all of the Notes of each series then outstanding by a date no later than 10 business days after the special mandatory redemption trigger date (the “special mandatory redemption end date”) at a redemption price equal to 101% of the principal amount of the Notes of such series to be redeemed plus accrued and unpaid interest thereon to, but excluding, the special mandatory redemption date.

Change of Control:	If a Change of Control Triggering Event occurs with respect to any series of Notes, we will be required to make an offer to purchase all, or at the holder’s option, any part of each holder’s, Notes of such series in cash for a purchase price equal to 101% of the aggregate principal amount of Notes of such series repurchased plus accrued and unpaid interest, if any, on the Notes of such series repurchased to, but not including, the date of purchase.

Interest Rate Adjustment:	The interest rate payable on the Notes of each series will be subject to adjustment from time to time as described under the caption “Description of the Notes–Interest Rate Adjustment.”

Joint Book-Running Managers:

Goldman Sachs & Co. LLC (B&D)

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Nordea Bank Abp

SEB Securities, Inc.

Wells Fargo Securities, LLC

Mizuho Securities USA LLC

Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

TD Securities (USA) LLC

Academy Securities, Inc.

AmeriVet Securities, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Independence Point Securities LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

We expect that delivery of the Notes will be made against payment therefor on or about the closing date as specified on the cover page of the prospectus supplement, which will be the fourth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such Notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC website at www.sec.gov. Alternatively, copies may be obtained by contacting Goldman Sachs & Co. LLC at Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC at 212-834-4533; BofA Securities, Inc. at 1-800-294-1322; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or by email at Prospectus@citi.com or Morgan Stanley & Co. LLC at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG EMAIL OR ANOTHER COMMUNICATION SYSTEM.